Exhibit 99-2

VGTel, Inc.
2 Ingrid Road
Setauket, NY 11733-2218

July 19, 2011

Mr. Lawrence Harris
Venture Industries, Inc.
415 Madison Ave., 15th Floor
New York, NY 10017

Dear Mr. Harris,

Reference is made to your Termination of Agreement and Plan of Share Exchange letter, dated July (sic) 29, 2011 (the “Termination Letter”).

The Board of Directors of VGTel, Inc. (“VGTel”) has carefully considered the issues raised in the Termination Letter.  Rather than engage in protracted litigation, we accept and agree to your revocation of the Share Exchange Agreement, and we further accept and agree to your assertion that the conditions precedent to the closing of the Agreement and Plan of Share Exchange, dated as of February 24, 2011, by and between VGTel and Venture Industries, Inc. (“Venture”) (the “Share Exchange Agreement”) were not satisfied, and that the Share Exchange Agreement did not close.

In view of our acceptance of your assertion that the Share Exchange Agreement did not close, it follows that VGTel would not have become the sole shareholder of Venture, and actions taken by VGTel, as sole shareholder of Venture, and any actions taken by the VGTel Board of Directors removing you and Kirk McDonald (”McDonald”) as officers and directors of Venture would not be effective.

Accordingly, neither you nor McDonald hold any officer or director position with VGTel.  For purposes of clarity, as of the date of this letter, neither you nor McDonald hold any positions whatsoever with VGTel.

VGTel reserves any and all claims and defenses that it may have against you, McDonald and Venture, jointly and severally, for any losses, damages or harm that the Board of Directors or the Corporation may have suffered or suffer.

Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Joseph Indovina

Joseph Indovina, Chairman
VGTel, Inc.

Cc:           Kirk McDonald
Venture Industries, Inc.
415 Madison Ave., 15th Floor
New York, NY 10017

Robert Friedman
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022